EXHIBIT 16


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June 7, 2013

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4.01 of the Current Report on Form 8-K dated May 31, 2013 of Naprodis, Inc. and we agree with the statements made therein concerning our firm.

As of the date of this letter, the Company owes us $11,960 in past due fees for services rendered.

Very truly yours,

/s/ Anton & Chia, LLP
Gregory A. Wahl, CPA
Managing Partner